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                                                                 Exhibit (d)(xx)

                    AMENDMENT NO. 1 TO SUBADVISORY AGREEMENT

      This AMENDMENT NO. 1 TO SUBADVISORY AGREEMENT (the "Amendment") is effective as of February 14, 2005 by and between AIG SUNAMERICA ASSET MANAGEMENT CORP. (formerly known as SunAmerica Asset Management Corp.), a Delaware corporation (the "Adviser"), and SALOMON BROTHERS ASSET MANAGEMENT, INC., a Delaware corporation (the "Subadviser").

                                   WITNESSETH:

      WHEREAS, the Adviser and Seasons Series Trust, a Massachusetts business trust (the "Trust"), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, as amended from time to time (the "Advisory Agreement"), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to it which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement; and

      WHEREAS, the Adviser and Subadviser are parties to that certain Subadvisory Agreement dated October 1, 2002, with respect to the Trust; and

      WHEREAS, the parties wish to amend the Subadvisory Agreement as set forth below; and

      NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

      1. Paragraph 7 to the Subadvisory Agreement, titled Proxy Voting, is deleted in its entirety and replaced with the following paragraph:

            7. PROXY VOTING. The Adviser will vote proxies relating to the Portfolio's securities. The Adviser will vote all such proxies in accordance with such proxy voting guidelines and procedures adopted by the Board of Trustees. The Adviser may, on certain non-routine matters, consult with the Subadviser before voting proxies relating to the Portfolio's securities. The Adviser will instruct the custodian and other parties providing services to the Trust promptly to forward to the proxy voting service copies of all proxies and shareholder communications relating to securities held by each Portfolio (other than materials relating to legal proceedings).

      2.    The following new paragraph shall be added to the Subadvisory
            Agreement:

            18. CONFIDENTIALITY. The Subadviser will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized in this Agreement or as reasonably required to execute transactions

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      on behalf of the Portfolios, and will keep confidential any non-public information obtained directly as a result of this service relationship, and the Subadviser shall disclose such non-public information only if the Adviser or the Board of Trustees has authorized such disclosure by prior written consent, or if such information is or hereafter otherwise is known by the Subadviser or has been disclosed, directly or indirectly, by the Adviser or the Trust to others, becomes ascertainable from public or published information or trade sources, or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, self regulatory organizations, or to the extent such disclosure is necessary for employees of the Subadviser to carry out its duties on behalf of the Portfolio(s) as contemplated by this Agreement. Notwithstanding the foregoing, the Subadviser may disclose the total return earned by the Portfolios and may include such total return in the calculation of composite performance information.

      3. The first sentence of Section 2(b) of the Subadvisory Agreement shall be amended to delete the words "and rewarding sales or distribution.

      4. Schedule A to the Subadvisory Agreement is hereby amended to reflect the addition of the Strategic Fixed Income Portfolio and Small Cap Portfolio and the deletion of Focus Growth Portfolio. The revised Schedule A is also attached hereto.

                                                            Fee Rate
                                                 (as a percentage of the average
                                                 daily net assets the Subadviser
          Portfolio(s)                              manages in the portfolio)
--------------------------------                 -------------------------------
Strategic Fixed Income Portfolio                          [Confidential]

Small Cap Portfolio                                       [Confidential]

      Subadviser shall manage the Strategic Fixed Income Portfolio and Small Cap Portfolio assets and shall be compensated as noted above.

      5. COUNTERPARTS. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

      6. FULL FORCE AND EFFECT. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

      7 MISCELLANEOUS. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Subadvisory Agreement.

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      IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment as of the date first above written.

                                                     SALOMON BROTHERS ASSET
AIG SUNAMERICA ASSET MANAGEMENT CORP.                MANAGEMENT, INC.

By: /s/ PETER A. HARBECK                             By: /s/ ROBERT SHEPLER
    ----------------------------------------             ------------------
Name:  Peter A. Harbeck                              Name: Robert Shepler
Title: President and Chief Executive Officer         Title: Managing Director

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